UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2016

KANDI TECHNOLOGIES GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33997	90-0363723
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Jinhua City Industrial Zone
Jinhua, Zhejiang Province
People’s Republic of China
Post Code 321016
(Address of principal executive offices)

(86-579) 8223-9700
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

            Effective November 14, 2016, the board of directors (the “Board”) of Kandi Technologies Group, Inc., a Delaware corporation (the “Company” or “we”) appointed Mr. Wang Cheng (Henry) as the Company’s new Chief Strategy Officer (“CSO”) and Mr. Mei Bing as the Company’s Chief Financial Officer (“CFO”).

            Mr. Wang, 43, who is resigning as CFO in order to assume the position of CSO, has 20 years of experience in operations, strategy, financial management, and mergers and acquisitions. Going forward, he will be responsible for driving the Company’s corporate strategy and implementing investment decisions. Before joining the Company as CFO on May 1, 2015, Mr. Wang had served as CFO for Shanghai Always Marketing Service Co., LTD., one of the largest field marketing service agencies in China, leading its procurement and finance departments since May 2014. Prior to that, Mr. Wang worked for Renesola Ltd. (NYSE: SOL), an international leading brand and technology provider of green energy products, initially as Vice President of Finance since January 2010, ascending to CFO in July 2011. Mr. Wang holds both certifications as Certified Public Accountants (CPA) in China and Certified Internal Auditor (CIA). He earned a Master’s degree in Law from Renmin University of China and a Master's of Business Administration from the Open University of Hong Kong.

            Mr. Mei, 51, who is being appointed as CFO of the Company, is a seasoned financial executive with a distinguished career of more than 15 years as an executive in both the U.S. and China. Before joining us, Mr. Mei served as CFO and board secretary of Skystar Bio-Pharmaceutical Company, a publicly traded biotechnology company based in China from 2011 through 2016. From 2015 through 2016, he also served as an independent non-executive member of the board of directors and as Chairman of the audit committee of PharmaMax Corporation, also based in China. From 2006 through 2011, Mr. Mei served as CFO of Avineon, Inc., a multinational technology company located in the U.S., where he managed the Company’s global financial operations in North America, Asia and Europe. Prior to his service Avineon, Inc., he served as Controller of Arrowhead Global Solutions, Inc. (now part of Harris Corporation), a U.S.-based global provider of satellite communications to remote and harsh environments. Mr. Mei has also served as the Controller of both PICS, Inc. and Thompson Hospitality Corporation, a member of the Compass Group family of companies, located in the U.S. Mr. Mei received a B.S. degree in Economics from Zhejiang University in Hangzhou, China and holds an M.B.A. degree from The Fuqua School of Business at Duke University, where he graduated with distinction as a Fuqua Scholar. Mr. Mei is a Certified Public Accountant (CPA) in the State of Maryland, a Certified Management Accountant (CMA), a Chartered Global Management Accountant (CGMA), and a Certified Valuation Analyst (CVA).

            The compensation to Mr. Wang for CSO follows the same term pursuant to the employment contract between the Company and Mr. Wang dated March 20, 2015. Under that agreement, Mr. Wang shall receive an annual salary in the amount of RMB1,200,000 (approximately $193,080) and an annual bonus in the amount of at least RMB300,000 (approximately $48,271) at each year end based on the Company's results of operations and his performance. The bonus can be in the form of equity. The employment contract is effective from May 1, 2015 for three years until April 30, 2018. A copy of the employment agreement was filed under Exhibit 10.16 to the annual report on Form 10-K for the fiscal year ended December 31, 2015 and is hereby incorporated by reference other than the title in the employment contract.

            The Company and Mr. Mei entered into an employment agreement on November 14, 2016, pursuant to which Mr. Mei shall receive an annual salary in the amount of $180,000, an annual living allowance in the amount of $20,000, an aggregate of 10,000 shares of the Company’s common stock in four equal quarterly installments of 2,500 shares under the Company’s 2008 Omnibus Long-Term Incentive Plan or any available plan in the future, and an equity incentive at each year end based on the Company's results of operations and his performance. The employment agreement is effective from November 14, 2016 for three years until November 13, 2019.

            There is no family relationship between Mr. Wang, Mr. Mei and any of our directors or executive officers. Neither Mr. Wang nor Mr. Mei has a direct or indirect material interest in any transaction or arrangement in which the Company is a participant other than in connection with his employment as described in this report.

            Mr. Wang is currently a member of the Board and will stand for reelection at the annual meeting of the shareholders to be held on December 18, 2016 (the “Annual Meeting”). Mr. Mei has been nominated to be a member of the Board, pending the election at the Annual Meeting.

ITEM 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Employment agreement by and between the Company and Mr. Bing Mei

SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 17, 2016	KANDI TECHNOLOGIES GROUP, INC.

By: /s/ Hu Xiaoming
Name: Hu Xiaoming
Title: Chief Executive Officer